Sanofi
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We announced an agreement to acquire Blueprint Medicines, a biopharmaceutical company specializing in systemic mastocytosis, a rare immunological disease, and other KIT-driven diseases.

Read the press release: http://spkl.io/6043fA10x



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Sanofi to acquire Blueprint Medicines, expanding portfolio in rare immunological disease and adding early-stage pipeline in immunology

Sanofi
@sanofi

We announced an agreement to acquire Blueprint Medicines, a biopharmaceutical company specializing in systemic mastocytosis, a rare immunological disease, and other KIT-driven diseases.


Breaking
news
Sanofi to acquire Blueprint Medicines, expanding portfolio in rare immunological disease and adding early-stage pipeline in immunology
Read the press release

From sanofi.com

1:21 AM · Jun 2, 2025 · **1,874** Views